Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2027 Second Quarter

•Fiscal 2027 second quarter revenue increased 9%; constant currency organic revenue growth was 8%
•Fiscal 2027 second quarter as reported diluted EPS increased to $2.19; adjusted EPS per diluted share increased to $2.94
•Outlook updated to reflect solid underlying performance and the benefit of tariff refunds

DUBLIN, IRELAND - (November 4, 2026) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2027 second quarter ended September 30, 2026. Total revenue for the second quarter of fiscal 2027 increased 9% to $1.6 billion compared with $1.5 billion in the second quarter of fiscal 2026. Constant currency organic revenue growth was 8% in the second quarter.

“We are pleased with our second quarter performance,” said Dan Carestio, President and CEO of STERIS. “Life Sciences delivered particularly strong performance in the quarter, giving us confidence to raise our expectations for the segment for the full year. Our updated outlook reflects stable underlying performance, plus the benefit of tariff refunds received year-to-date. Fiscal 2027 is shaping up to be another record year for STERIS, supported by solid underlying demand and excellent execution from our commercial teams.”

Total Company Second Quarter Results
As reported, net income for the second quarter was $213.7 million, or $2.19 per diluted share, compared with net income of $191.9 million, or $1.94 per diluted share, in the second quarter of fiscal 2026. Adjusted net income for the second quarter of fiscal 2027 was $286.8 million, or $2.94 per diluted share, compared with the previous year’s second quarter of $244.5 million or $2.47 per diluted share. For the second quarter, the pre-tax impact of tariff refunds on as reported results was a benefit of approximately $20 million. Gross tariff costs were flat with the prior year at $15 million for the quarter.

Second Quarter Segment Results
Healthcare revenue as reported grew 9% in the second quarter to $1.1 billion compared with $1.0 billion in the second quarter of fiscal 2026. The as reported performance reflected 10% improvement in service revenue, 10% growth in consumables revenue, and a 4% increase in capital equipment revenue. Constant currency organic revenue growth was 7%. Healthcare operating income was $269.2 million compared with $259.5 million in last year’s second quarter. The increase in operating income was primarily due to improved volume and price which were partially offset by inflation, lower productivity and investments.

Fiscal 2027 second quarter revenue for Applied Sterilization Technologies (AST) increased 5% as reported to $295.6 million compared with $281.5 million in the same period last year. This performance reflected 5% growth in service revenue and a 21% decline in capital equipment revenue. Constant currency organic revenue growth was 5%. Segment operating income was $132.1 million in the second quarter of fiscal 2027, compared with operating income of $127.6 million in the same period last year. The increase in operating income compared with the prior year primarily reflects improved price, which was partially offset by inflation and increased depreciation.

Life Sciences second quarter revenue as reported increased 18% to $170.6 million compared with $145.0 million in the second quarter of fiscal 2026. This performance reflected 53% growth in capital equipment revenue, 9% improvement in consumables revenue, and 5% growth in service revenue. Constant currency organic revenue increased 18%. Operating income increased to $75.8 million in the second quarter of fiscal 2027 compared with $59.9 million in the prior year’s second quarter. The increase in operating income reflects improvement in price, productivity, volume and favorable mix.

Cash Flow
Net cash provided by operations for the first six months of fiscal 2027 was $656.1 million, compared with $707.8 million in the first six months of fiscal 2026. Free cash flow for the first six months of fiscal 2027 was $492.5 million compared with $527.7 million in the prior year period. The decrease in cash flow from operations and free cash flow was driven primarily by a significantly lower contribution from working capital in fiscal 2027 compared with fiscal 2026, partially offset by higher net income.

Restructuring
During the quarter, the Company approved a separate targeted restructuring plan, in addition to the plan announced on August 5, 2026. The additional plan includes targeted facility realignment, product rationalization and select organizational realignment, primarily in the Healthcare segment. The Company anticipates total charges of approximately $45 million associated with the plan, including approximately $10 million in cash expenditures and $35 million in non-cash charges. Charges associated with the second quarter of fiscal 2027 are approximately $25 million. The plan is expected to generate annualized savings of approximately $9 million, with a portion realized in fiscal 2028 and the full benefit realized in subsequent fiscal years.

Fiscal 2027 Outlook
The Company is updating its prior outlook for revenue and earnings for fiscal 2027. Expectations for consolidated revenue growth are unchanged and include as reported revenue growth of 7-8% and constant currency organic revenue growth of 6-7%. Adjusted earnings per diluted share are now anticipated to be in the range of $11.35 to $11.55, an increase from prior expectations of $11.10 to $11.30. The revised outlook includes the benefit of approximately $0.18 from tariff refunds received year-to-date. All other elements of the most recently provided outlook remain unchanged.

Segment Constant Currency Organic Revenue Growth

	Current Outlook	Prior Outlook
Healthcare	6-7%	6-7%
Applied Sterilization Technologies	6-7%	7-8%
Life Sciences	9-10%	6-7%

STERIS will provide revised fiscal 2027 outlook inclusive of the proposed Xodus Medical acquisition after closing.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, November 5, 2026, at 9:00 am ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the STERIS plc conference call.

For those unable to listen to the conference call live, a replay will be available beginning at noon ET on November 5, 2026, either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 2589658 and dial 1-855-669-9658 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life science products and services around the globe. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted income from operations, free cash flow, adjusted EPS and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for U.S. GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income, adjusted gross profit, adjusted EPS and adjusted income from operations exclude the amortization of intangible assets acquired in business combinations, acquisition and divestiture related transaction costs and gains or losses, integration costs related to acquisitions, tax restructuring costs, restructuring charges (credits), and certain other unusual or non-recurring items. STERIS believes these measures are useful because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable U.S. GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with U.S. GAAP results and the reconciliations to corresponding U.S. GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This release contains statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. These forward-looking statements are based on management’s current expectations, estimates or forecasts about STERIS’s businesses, the industries in which it operates and current beliefs and assumptions of management and are subject to uncertainty and changes in circumstances. Readers of this release should understand that these statements are not guarantees of performance or results.

Many factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, those set forth in this release. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto by non-U.S. governments, (b) operating costs, pressure on pricing (including, without limitation, as a result of inflation), Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected and leading to erosion of profit margins, (c) the potential of international unrest, military conflicts, economic downturns, currency fluctuations and cybersecurity events and any resulting effects on STERIS’s anticipated growth, performance or other results, (d) changes in healthcare policy or government or other third-party payor reimbursement levels, (e) the possibility that compliance with laws, court rulings, certifications, regulations, or other regulatory actions, or the outcome of any pending or threatened litigation, may delay, limit or prevent new product or service introductions, impact production, supply and/or marketing of existing products or services, result in uncovered costs, or otherwise affect STERIS’s performance, results, prospects or value, (f) changes in tax laws or interpretations or the adoption of certain income tax treaties in jurisdictions where STERIS operates that could increase its consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a U.S. resident for U.S. federal tax purposes, or the impact of tariffs and/or other trade barriers as a result of STERIS’s corporate structure, (g) the impacts of increasing consolidation and competition within STERIS’s industry, which may exert pressure on its pricing strategy, manufacturing strategy or lead to decreasing demand for its products and services, (h) the effects on STERIS’s operations resulting from labor-related issues, such as strikes, unsuccessful union negotiations and other workforce disruptions or from its inability to recruit or retain management and other personnel, (i) the level of STERIS’s indebtedness limiting financial flexibility or increasing future borrowing costs, (j) the effects of changes in credit availability and pricing, as well as the ability of STERIS and STERIS’s Customers and suppliers to adequately access the credit markets, on favorable terms or at all, when needed, (k) the possibility that anticipated financial results, anticipated revenues, productivity improvements, cost savings, growth synergies, and other anticipated benefits of acquisitions, restructuring efforts, and divestitures will not be realized or will be less than anticipated due to unknown or inestimable liabilities, impairments, or increases in expected integration costs or difficulties in connection with the integration of acquired businesses, (l) the possibility that expectations about the benefits, charges and cash expenditures from the new Center of Excellence in North Carolina and the related facility consolidation plan may not be accurate or realized on anticipated timelines, or at all, (m) the risk that regulatory approvals that are required to complete the acquisition of Xodus Medical, Inc. (the “Acquisition”) may not be received, may take longer than expected or may impose adverse conditions and STERIS’s ability to complete the Acquisition on the expected timeline, or at all, (n) the risk that the cost savings, tax benefits and other synergies expected from the Acquisition may not be realized or may take longer to realize than expected, including that the Acquisition may not be accretive or produce the expected cash tax benefits within the expected timeframe or to the extent anticipated, and (o) other risks described in STERIS’s most recent Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date hereof. STERIS undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

STERIS plc
Consolidated Condensed Statements of Operations
(in millions, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,

	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$1,588.6	$1,460.3	$3,081.3	$2,851.4
Cost of revenues	877.8	814.4	1,686.3	1,577.5
Gross profit	710.8	645.9	1,395.0	1,273.9
Operating expenses:
Selling, general, and administrative	366.0	349.7	735.7	703.6
Research and development	31.5	28.2	60.2	54.6
Restructuring expenses	19.1	2.2	19.1	3.9
Total operating expenses	416.6	380.1	814.9	762.1

Income from operations	294.3	265.8	580.1	511.8
Non-operating expenses, net:
Interest expense	11.2	14.9	26.9	30.7
Interest and miscellaneous income	(3.6)	(2.4)	(6.8)	(4.1)
Other (income) expense, net	(1.3)	0.2	(1.6)	0.3
Total non-operating expenses, net	6.2	12.7	18.5	26.8
Income before income tax expense	288.0	253.1	561.5	485.0
Income tax expense	73.9	60.6	146.4	114.5
Net income	$214.1	$192.5	$415.1	$370.4
Less: Net income attributable to noncontrolling interests	0.4	0.6	1.3	1.3
Net income attributable to shareholders	$213.7	$191.9	$413.8	$369.2

Earnings per ordinary share (EPS)
Basic	$2.20	$1.95	$4.25	$3.75
Diluted	$2.19	$1.94	$4.23	$3.74

Cash dividends declared per ordinary share outstanding	$0.69	$0.63	$1.32	$1.20

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	97.3	98.4	97.5	98.4
Diluted number of shares outstanding	97.6	98.8	97.7	98.8

STERIS plc
Consolidated Condensed Balance Sheets
(in millions)
	September 30,	March 31,
	2026	2026
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$531.1	$439.6
Accounts receivable, net	1,005.2	1,092.8
Inventories, net	737.0	631.8
Prepaid expenses and other current assets	205.9	230.4
Total current assets	2,479.2	2,394.6
Property, plant, and equipment, net	2,187.6	2,161.2
Lease right-of-use assets, net	156.0	155.2
Goodwill	4,178.8	4,194.8
Intangibles, net	1,497.0	1,620.0
Other assets	215.0	211.4
Total assets	$10,713.6	$10,737.2
Liabilities and equity
Current liabilities:
Accounts payable	$334.2	$338.8
Short-term indebtedness	243.1	118.9
Other current liabilities	630.5	687.4
Total current liabilities	1,207.8	1,145.0
Long-term indebtedness	1,650.3	1,812.8
Other liabilities	583.7	582.1
Total equity	7,271.7	7,197.2
Total liabilities and equity	$10,713.6	$10,737.2

STERIS plc
Segment Data
(in millions)
Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, certain services and facilities related to distribution and research and development that are shared by multiple segments, as well as the benefit of refunds received on tariffs previously paid under the International Emergency Economic Powers Act.

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Healthcare	$1,122.4	$1,033.8	$2,170.8	$2,008.5
AST	295.6	281.5	593.2	562.7
Life Sciences	170.6	145.0	317.4	280.2
Total revenues	$1,588.6	$1,460.3	$3,081.3	$2,851.4
Income (loss) from operations before adjustments:
Healthcare	$269.2	$259.5	$529.4	$495.0
AST	132.1	127.6	275.1	264.4
Life Sciences	75.8	59.9	137.5	118.6
Corporate	(86.7)	(109.9)	(196.8)	(224.0)
Total income from operations before adjustments	$390.5	$337.1	$745.2	$653.9
Less: Adjustments
Amortization of acquired intangible assets	$65.0	$67.2	$130.3	$134.3
Acquisition and integration related charges	4.0	1.3	5.5	1.8
Tax restructuring costs	0.4	0.3	0.7	0.5
Amortization of inventory and property "step up" to fair value	1.4	1.3	3.2	2.7
Restructuring charges	25.5	1.2	25.5	2.9
Income from operations	$294.3	$265.8	$580.1	$511.8

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in millions)
	Six Months Ended September 30,
	2026	2025
Operating activities:	(Unaudited)	(Unaudited)
Net income	$415.1	$370.4
Non-cash items	286.6	287.7
Changes in operating assets and liabilities	(45.7)	49.7
Net cash provided by operating activities	656.1	707.8
Investing activities:
Purchases of property, plant, equipment, and intangibles	(163.6)	(180.1)
Purchases of investments	(5.0)	(1.8)
Acquisition of businesses, net of cash acquired	(16.0)	(15.0)
Net cash used in investing activities	(184.6)	(196.8)
Financing activities:
Payments on Private Placement Senior Notes	—	(125.0)
Payments under credit facilities, net	(37.8)	(34.8)
Acquisition related deferred or contingent consideration	(0.2)	(0.2)
Repurchases of ordinary shares	(215.9)	(111.1)
Cash dividends paid to ordinary shareholders	(128.4)	(118.1)
Distributions to noncontrolling interest holders	(0.5)	—
Stock option and other equity transactions, net	5.8	16.9
Net cash used in financing activities	(377.0)	(372.3)
Effect of exchange rate changes on cash and cash equivalents	(2.9)	8.7
Increase in cash and cash equivalents	91.5	147.5
Cash and cash equivalents at beginning of period	439.6	171.7
Cash and cash equivalents at end of period	$531.1	$319.2

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Six Months Ended September 30,
	2026	2025
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$656.1	$707.8
Purchases of property, plant, equipment, and intangibles	(163.6)	(180.1)
Free Cash Flow	$492.5	$527.7

STERIS plc
Non-GAAP Financial Measures
(in millions)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures and the reconciliation to the corresponding U.S. GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three Months Ended September 30, (unaudited)
	As reported, U.S. GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	U.S. GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2026	2025	2026	2025	2026	2026	2026	2026
Segment revenues:
Healthcare	$1,122.4	$1,033.8	$11.3	$—	$0.6	8.6%	7.5%	7.4%
AST	295.6	281.5	—	—	(1.0)	5.0%	5.0%	5.3%
Life Sciences	170.6	145.0	—	—	(0.7)	17.7%	17.7%	18.1%
Total	$1,588.6	$1,460.3	$11.3	$—	$(1.1)	8.8%	8.0%	8.1%

	Six Months Ended September 30, (unaudited)
	As reported, U.S. GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	U.S. GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2026	2025	2026	2025	2026	2026	2026	2026
Segment revenues:
Healthcare	$2,170.8	$2,008.5	$18.1	$—	$4.8	8.1%	7.2%	6.9%
AST	593.2	562.7	—	—	2.2	5.4%	5.4%	5.0%
Life Sciences	317.4	280.2	—	—	0.3	13.3%	13.3%	13.2%
Total	$3,081.3	$2,851.4	$18.1	$—	$7.3	8.1%	7.4%	7.2%

STERIS plc
Non-GAAP Financial Measures (Continued)
(in millions, except per share data)

	Three Months Ended September 30, (unaudited)
	Gross Profit		Income from Operations		Income, net of income tax		Net Income attributable to shareholders		Diluted EPS
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
As reported, U.S. GAAP	$710.8	$645.9	$294.3	$265.8	$214.1	$192.5	$213.7	$191.9	$2.19	$1.94
Adjustments:
Amortization of acquired intangible assets	1.2	1.0	65.0	67.2
Acquisition and integration related charges	0.6	0.1	4.0	1.3
Tax restructuring costs	—	—	0.4	0.3
Amortization of inventory and property "step up" to fair value	0.6	0.7	1.4	1.3
Restructuring charges (credits)	6.3	(1.0)	25.5	1.2
Other expense(1)					0.2	0.2
Net impact of adjustments after tax(2)					72.9	52.4	73.1	52.6
Net EPS impact									0.75	0.53
Adjusted	$719.6	$646.7	$390.5	$337.1	$287.2	$245.1	$286.8	$244.5	$2.94	$2.47
(1) Includes the amortization of intangible asset basis differences arising from the Company's equity method investment.
(2) The tax expense includes both the current and deferred income tax impact of the adjustments.

	Six Months Ended September 30, (unaudited)
	Gross Profit		Income from Operations		Income, net of income tax		Net Income attributable to shareholders		Diluted EPS
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
As reported, U.S. GAAP	$1,395.0	$1,273.9	$580.1	$511.8	$415.1	$370.4	$413.8	$369.2	$4.23	$3.74
Adjustments:
Amortization of acquired intangible assets	2.4	2.1	130.3	134.3
Acquisition and integration related charges	1.1	0.1	5.5	1.8
Tax restructuring costs	—	—	0.7	0.5
Amortization of inventory and property "step up" to fair value	1.1	1.2	3.2	2.7
Restructuring charges (credits)	6.3	(1.0)	25.5	2.9
Other expense(1)					1.0	0.3
Net impact of adjustments after tax(2)					125.4	106.2	126.4	106.5
Net EPS impact									1.30	1.07
Adjusted	$1,406.0	$1,276.3	$745.2	$653.9	$541.5	$476.9	$540.2	$475.7	$5.53	$4.81
(1) Includes the amortization of intangible asset basis differences arising from the Company's equity method investment.
(2) The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in millions, except per share data)

FY 2027 Outlook	Twelve Months
Ended March 31, 2027
(Outlook)*
Net income from continuing operations per diluted share	$8.92 - $9.12
Amortization of acquired intangible assets and "step-up" to fair value	2.07
Acquisition and integration related charges	0.06
Restructuring charges	0.28
Other unusual items	0.02
Adjusted net income from continuing operations per diluted share	$11.35 - $11.55

Cash flows from operating activities	$1,250.0
Purchases of property, plant, equipment, and intangibles	(450.0)
Free Cash Flow	$800.0

* All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
Second Quarter Fiscal 2027
For the Periods Ending September 30, 2026 and 2025
(in millions)	FY 2027	FY 2026	FY 2027	FY 2026
Total Company Revenues	Q2	Q2	YTD	YTD
Consumables	$496.3	$452.0	$970.3	$886.9
Service	771.7	714.9	1,527.3	1,415.4
Total Recurring	$1,268.0	$1,166.8	$2,497.6	$2,302.4
Capital Equipment	320.6	293.5	583.7	549.0
Total Revenues	$1,588.6	$1,460.3	$3,081.3	$2,851.4
Ireland Revenues	$26.0	$27.3	$55.0	$49.8
Ireland Revenues as a % of Total	2%	2%	2%	2%
United States Revenues	$1,174.4	$1,075.2	$2,264.9	$2,100.9
United States Revenues as a % of Total	74%	74%	74%	74%
International Revenues	$388.2	$357.8	$761.4	$700.7
International Revenues as a % of Total	24%	24%	25%	25%

Segment Data	FY 2027	FY 2026	FY 2027	FY 2026
	Q2	Q2	YTD	YTD
Healthcare
Revenues
Consumables	$411.8	$374.2	$803.8	$733.2
Service	440.6	400.1	866.5	788.6
Total Recurring	$852.4	$774.4	$1,670.2	$1,521.8
Capital Equipment	270.0	259.4	500.5	486.7
Total Healthcare Revenues	$1,122.4	$1,033.8	$2,170.8	$2,008.5
Segment Operating Income	$269.2	$259.5	$529.4	$495.0
AST
Revenues
Service	$293.9	$279.4	$590.1	$559.0
Capital Equipment	1.7	2.1	3.1	3.7
Total AST Revenues	$295.6	$281.5	$593.2	$562.7
Segment Operating Income	$132.1	$127.6	$275.1	$264.4
Life Sciences
Revenues
Consumables	$84.0	$77.2	$165.5	$152.5
Service	37.7	35.8	71.7	69.1
Total Recurring	$121.7	$113.1	$237.2	$221.6
Capital Equipment	48.9	31.9	80.1	58.6
Total Life Sciences Revenues	$170.6	145.0	$317.4	280.2
Segment Operating Income	$75.8	$59.9	$137.5	$118.6

Corporate Operating Loss	$(86.7)	$(109.9)	$(196.8)	$(224.0)

Other Data	FY 2027	FY 2026	FY 2027	FY 2026
	Q2	Q2	YTD	YTD
Healthcare Backlog	$455.5	$427.5
Life Sciences Backlog	93.4	113.7
Total Backlog*	$548.9	$541.3

As reported, U.S. GAAP Income Tax Rate	25.7%	23.9%	26.1%	23.6%
Adjusted Income Tax Rate	25.3%	24.5%	25.6%	24.0%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.

*The Company expects to discontinue disclosure of backlog beginning in fiscal 2028, as backlog has become a less meaningful indicator of future revenue trends across the business.